Exhibit 99.1
FOR IMMEDIATE RELEASE
CKX, INC.
Media Contact:   Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
CKX Announces Revised Purchase Offer From 19X
New York — May 12, 2008 — CKX, Inc. (NASDAQ: CKXE), announced today that 19X, Inc. had delivered a letter to the CKX board of directors setting forth certain proposed revisions to the pending agreement to acquire CKX. Citing material changes in the market for media companies and buyout transactions in general, 19X has proposed a new purchase price of $12.00 per share and has requested an extension of the outside deadline for closing the transaction to September 30, 2008.
On behalf of 19X, Robert F.X. Sillerman stated, “We remain committed to completing the acquisition of CKX at a price that we believe reflects the continued outstanding performance of the Company and which provides a substantial premium above the current price to the Company’s stockholders, but which also takes into account the seismic shift in the buyout world since the time we originally entered into this transaction. It is our belief that completing this transaction continues to be in the best interests of CKX’s stockholders.”
Mr. Sillerman continued, “While we have asked for an extension of the outside date for completing the transaction to September 30th, and have received an extension of our financing commitments to that date, we believe we can close the transaction on the terms proposed well in advance of such date and remain committed to make every effort to do so.”
The revised offer has been submitted to and is being reviewed by the same Special Committee of the Board of Directors that reviewed and recommended the original transaction. While CKX cannot predict how long it will take for the Special Committee to review and respond to a revised offer and, in the event an agreement can be reached, obtain board approval, 19X has requested that, if an agreement can be reached, the Company take all commercially reasonable steps to be in position to file revised proxy materials reflecting any changes to the transaction by no later than May 22nd.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007 CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Mr. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

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